UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2007 (December 3, 2007)

Conversion Services International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-32623	20-0101495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Eagle Rock Avenue East Hanover, New Jersey	07936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 560-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 5.02 Entry into a Material Definitive Agreement; Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers

On December 3, 2007, Conversion Services International, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with William Hendry, the Company’s Vice President and Chief Financial Officer. The Agreement was approved by the Compensation Committee of the Company’s Board of Directors and subsequently ratified by the full Board of Directors.

The Agreement is effective as of October 15, 2007, and has a term of three years. Either the Company or Mr. Hendry may terminate the Agreement provided that the terminating party provides 30-day written notice. Under the terms the Agreement, Mr. Hendry will receive a base salary of $200,000 per year and an annual bonus, to be determined by the Company’s Board of Directors. Mr. Hendry will also be entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits of the Company and which are available to the five highest paid executives of the Company, on the same terms and at the same level of participation as the five highest paid executives of the Company.

In the event Mr. Hendry is terminated for Good Cause, as defined in the Agreement, Mr. Hendry shall be paid salary earned and expenses reimbursable through the termination date, and receive health benefits for twelve months thereafter. In the event Mr. Hendry is terminated without Good Cause, as defined in the Agreement, Mr. Hendry shall be paid a severance (“Severance Pay”) equal to his salary and the cost of any company sponsored insurance policy for twelve months. If Mr. Hendry is terminated without Good Cause as a result of a change in control of the Company, as defined in the Agreement, then in addition to the Severance Pay and the cost of any company sponsored insurance policy for twelve months, all unvested stock options and/or restricted shares owned by Mr. Hendry shall vest immediately.

Item 9.01. Exhibits

Description of Document

99.1	Employment Agreement by and between the Conversion Services International, Inc. and William Hendry, entered into on December 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 5, 2007	CONVERSION SERVICES INTERNATIONAL, INC.

	By:	/s/ Scott Newman
Name: Scott Newman
Title: President and Chief Executive Officer